Exhibit 99.1

[LOGO]    WMS(TM)
       INDUSTRIES INC.

FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth                        Joseph N. Jaffoni, Richard Land
Chief Financial Officer                      Jaffoni & Collins Incorporated
WMS Industries Inc.                          212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com

        WMS INDUSTRIES FOURTH QUARTER REVENUES RISE 34% TO $68.1 MILLION

           - New Unit Shipments Increase 48% to 3,642 Gaming Devices, Including 2,693 New Bluebird(TM) Gaming Devices -

       - Reiterates Fiscal 2005 Revenue Guidance of $340 to $360 Million -


Waukegan, Illinois, August 9, 2004 --- WMS Industries Inc. (NYSE:WMS) today reported net income of $896,000 or $0.03 per diluted share, for the Company's fiscal fourth quarter ended June 30, 2004, compared to a net loss of $5.2 million or $0.17 loss per diluted share for the June 2003 quarter. The June 2003 period included a $3.5 million pre-tax charge related to the purchase of rights to restricted stock, a total of $4.5 million in pre-tax charges to write-off inventory and distribution rights for two products, and $600,000 of after-tax adjustments from finalizing prior years' income tax returns.

WMS also reported that as of today, it has issued sales orders or executed agreements for the sale of 21,049 Bluebird video gaming devices and CPU-NXT(TM) upgrade kits for its legacy installed base, 8,591 of which were shipped by June 30, 2004. WMS today reiterated its fiscal 2005 revenue guidance range of $340 - $360 million, reflecting the open orders that now total more than 12,000 Bluebird video gaming devices and CPU-NXT upgrade kits. The fiscal 2005 revenue guidance is also based on a record 2,350 conversion and new participation units currently on open orders as well as WMS' expectation that the successful roll-out of its new Wide Area Progressive (WAP) system will gain momentum throughout fiscal 2005. WMS also announced fiscal 2005 first quarter guidance targets for anticipated revenue of $75 - $80 million, 4,100 - 4,300 new unit shipments and an installed base of 4,600 - 4,800 participation games at September 30, 2004. The September quarter is traditionally WMS' slowest quarter for new game sales as customers typically defer investment in new games until the Global Gaming Exposition (G2E) in the fall.

WMS also announced today that its Board of Directors has authorized the repurchase of up to $20 million of the Company's common stock over the next twelve months. The purchases will be made from time to time in open market or privately negotiated transactions. The timing and actual number of shares repurchased will depend on market conditions. As of June 30, 2004, WMS had approximately 30.4 million shares of common stock outstanding.

                                     -more-

                                                                    Exhibit 99.1

WMS Industries Inc., 8/9/04                                               page 2

Total revenues for the June 2004 quarter increased 34%, or $17.2 million, to $68.1 million, compared to revenue of $50.9 million in the June 2003 quarter. The increase in quarter-over-quarter revenue is primarily due to a 48% rise in new unit shipments in the June 2004 quarter compared to the prior year quarter.

The following table summarizes the key components related to revenue generation in the Company's three- and twelve-month periods ended June 30:

                                                     Three Months Ended             Year Ended
                                                           June 30,                   June 30,
                                                --------------------------    ---------------------------
                                                    2004           2003           2004           2003
                                                ------------   ------------   ------------   ------------
Product Sales Revenues                          $ 47,544,000   $ 28,639,000   $145,927,000   $ 85,721,000
----------------------
   Total New Units Sold                                3,642          2,461         12,661          6,867
   Average Sales Price Per Unit                 $      9,460   $      8,464   $      8,813   $      8,318
   Parts, Used Games, Conversions and
      OEM Revenues Included In
      Product Sales Revenues                    $ 13,091,000   $  7,809,000   $ 34,350,000   $ 28,601,000

Gaming Operations Revenues                      $ 20,590,000   $ 22,270,000   $ 84,238,000   $ 93,005,000
--------------------------
   Average Participation Installed Base                4,114          5,062          4,430          5,509
   Installed Participation Base at Period End          4,240          5,086          4,240          5,086
   Net Revenue Per Day Per Machine              $      41.39   $      41.44   $      39.60   $      39.19
   Royalties, VLT and Other Lease Revenues,
      Included in Gaming Operations Revenues    $  5,096,000   $  3,180,000   $ 19,997,000   $ 14,157,000

The increase in total revenues for the June 2004 quarter was due to $13.6 million in higher gaming machine sales and a $5.3 million increase in parts, used games, conversions and original equipment manufacturing (OEM) revenues, partially offset by a $1.7 million reduction in gaming operations revenues. Fiscal 2004 fourth quarter new unit sales increased by 48% over the prior year period to 3,642 units as we shipped 2,693 new Bluebird video gaming devices. We also shipped 351 legacy units and 598 video lottery terminals (VLT) during the June 2004 quarter. New unit shipments in the quarter were lower than prior projections primarily due to certain regulatory approvals related to peripheral equipment and ticket-in ticket-out cashless gaming systems occurring later than anticipated. The average selling price for the new units increased 12% from the prior year quarter to $9,460, reflecting the benefit of higher priced Bluebird video gaming devices partially offset by lower priced VLT units. In the June 2004 quarter, revenues from parts, used games, conversions and OEM revenues increased 68% from the prior year quarter to $13.1 million, primarily due to greater OEM sales in the June 2004 quarter as well as a higher level of sales of CPU-NXT upgrade conversion kits. During the June 2004 quarter, we shipped 2,094 conversion kits, including 1,207 CPU-NXT upgrade kits.

                                     -more-

                                                                    Exhibit 99.1

WMS Industries Inc., 8/9/04                                               page 3

The average installed base of participation gaming devices decreased to 4,114 units in the June 2004 quarter from 5,062 units in the June 2003 quarter, and the average net revenue per day was essentially the same for both periods at $41.39 per day. The decline in the installed base of gaming operations machines from the June 2003 quarter is primarily due to our legacy operating system not supporting dual port cashless gaming technology that many customers require, and the natural evolution of our older participation series. The average net revenue per day from participation gaming devices increased by $3.52 per day, or 9%, and the quarter end installed base increased slightly from the March 2004 quarter due to the favorable response from casino patrons to the introduction of new game themes. We expect the positive trend in average revenue per day to continue throughout fiscal 2005. Gaming operations revenues benefited from a 60% increase in royalty, VLT, and other lease revenues to $5.1 million in the June 2004 quarter primarily due to increased purchases and placements of licensed WMS game content by our licensees.

We expect growth in our installed base of gaming operations machines in future quarters as we continue to install new participation games in our Bluebird cabinet, a process which began in late June 2004. We launched the first MONOPOLY(TM) themed participation game on the Bluebird cabinet, Once Around Deluxe(TM) during the final days of June and launched a new series, MEN IN BLACK(TM), in early July. We also received approvals from regulators for our wide area progressive system and launched our first proprietary progressive system jackpot - MONOPOLY Money - in late May in Nevada and at Native American casinos. As of today, our open orders for conversion and new participation games are at a record high of over 2,350 games.

Total gross profit increased 34% to $36.2 million for the June 2004 quarter from $27.1 million in the June 2003 quarter. The gross profit margin on product sales revenues was 40.3% for the June 2004 quarter, down slightly from 40.7% in the prior year quarter, reflecting the mix of products sold, including a higher number of VLT and OEM units in the June 2004 quarter compared to the June 2003 quarter. The gross profit margin on gaming operations in the June 2004 quarter increased to 83.0% compared to 69.5% in the June 2003 quarter, reflecting higher royalties received from licensees which were partially offset by higher royalties payable to licensors. The June 2003 quarter included $2.0 million of charges due to inventory write-downs.

Research and development expenses increased $1.5 million, or 14%, to $12.5 million in the June 2004 quarter compared to $11.0 million in the prior year quarter due to the ongoing execution of our technology improvement plan, product approval costs, product line expansion costs, and increased game offerings. Research and development expenses in the June 2004 period reflect higher than historical levels of product approval costs as we received numerous approvals for our new operating systems, gaming cabinets, peripheral equipment and ticket-in ticket-out systems. With higher costs anticipated related to the regulatory approval process and the launch of a greater number of product lines and game theme offerings, we expect quarterly research and development expenses in fiscal 2005 to exceed those in prior year quarters.

                                     -more-

                                                                    Exhibit 99.1

WMS Industries Inc., 8/9/04                                               page 4

Selling and administrative expenses decreased $4.1 million, or 20%, to $15.7 million in the June 2004 quarter compared to $19.8 million in the June 2003 quarter, which included $6.0 million of pre-tax charges comprised of $3.5 million for the purchase of rights to restricted stock at a discount from market value and $2.5 million for the write-off of product distribution rights. Excluding these charges, selling and administrative costs increased in the June 2004 quarter by $1.9 million from the June 2003 quarter due to the ongoing execution of our re-emergence plan and higher marketing costs to support the launch of three new product lines. We expect selling and administrative expenses will continue to rise as we market the CPU-NXT operating system and Bluebird cabinet in more jurisdictions and support our diversification into multiple product lines.

Depreciation and amortization expense increased by $1.9 million as the level of investment in participation gaming devices for gaming operations increased from prior quarters. We expect that the level of investment in gaming operations will continue to increase throughout fiscal 2005 due to the on-going placement of new participation game themes, including wide area progressive game themes, in our Bluebird cabinet.

WMS generated a $9.7 million improvement in results from operations in the June 2004 quarter compared to the June 2003 quarter. The improved operating performance in the fiscal 2004 fourth quarter resulted from a $9.1 million increase in gross profit and a $4.1 million decrease in selling and administrative expenses, partially offset by a $1.5 million increase in research and development expenses and a $1.9 million increase in depreciation and amortization expense.

We incurred interest and issuance cost amortization expense of $948,000 in the June 2004 quarter related to our 2.75% Convertible Notes. This amount was partially offset by $590,000 of other income, primarily interest and investment income earned on cash and short-term investments, which at June 30, 2004 amounted to $116.2 million. We recorded an income tax benefit of $1.1 million to adjust to our effective tax rate for the fiscal year given our overall pre-tax loss and greater tax credits than originally anticipated. Our Statement of Operations for the quarter and year ended June 30, 2003 reflects a reclassification from income tax benefit to interest and other expense of a $3.9 million write-off related to tax separation agreements with a former wholly-owned subsidiary.

"Fiscal 2004 was a highly successful year during which we re-launched WMS Gaming as a leading supplier to the gaming industry. We now have substantially all our products approved, a significant number of open orders and we are beginning to see success in market share gains related to our full line of products that better serve all of our customers' needs. We believe that fiscal 2005 will begin to reflect the earnings power of WMS as we start delivering returns on the investments we made in our business over the last few years. We enter fiscal 2005 with the ability to now leverage our great game content on exciting new video, mechanical reel, poker and wide-area progressive platforms, and expect that our customers will benefit from higher earnings generated by our new games," stated Brian Gamache, President and Chief Executive Officer.

                                     -more-

                                                                    Exhibit 99.1

WMS Industries Inc., 8/9/04                                               page 5

"During the last few months we experienced strong demand for our products," continued Gamache. "With sales orders or executed agreements for 21,049 Bluebird video gaming devices and CPU-NXT upgrade kits, we have addressed over 42% of the 50,000+ WMS legacy video gaming devices in casinos. During the June 2004 quarter, the average sales price for Bluebird gaming devices was $10,212 highlighting what we believe is the distinguishable value of this innovative product in the market place. Through June 30, 2004, we shipped 8,591 Bluebird units and CPU-NXT upgrade kits, in aggregate, which means that we've refreshed approximately 17% of our installed base of legacy video gaming devices and today we currently have 12,458 open orders for shipment over the following few quarters."

"WMS continued to achieve substantial progress in garnering required regulatory approvals," stated Gamache. "We have received substantially all of the approvals on our video and mechanical reel platforms with the remaining approvals consisting of one of four ticket-in ticket-out systems in Nevada for the video platform, and for the mechanical reel-spinning platform, game themes and three of four ticket-in ticket-out systems in Nevada. We expect to receive each of these remaining approvals during the current quarter. With the operating system, gaming cabinet, peripheral equipment and ticket-in ticket-out approvals now behind us, we look forward to returning to a somewhat normalized level of product submissions during the balance of fiscal 2005 focused primarily on new game themes.

"Importantly, our games are generating excellent performance reflecting our continued success in achieving our most fundamental goal -- the creation of great games, content and themes. We are actively translating our great games and content into progress in addressing the installed base of our video products. As such, we expect to regain video market share in fiscal 2005," stated Gamache. "The success of our efforts throughout fiscal 2004 allowed us to enter fiscal 2005 with a full complement of products which we expect will result in strong growth in revenues, gross profit and net income.

"In most jurisdictions we now have approvals for sixteen new for sale video game themes on CPU-NXT, all of which continue to perform very well, with five more video game themes currently in the labs," stated Gamache. "We are particularly encouraged by the level of acceptance for our new participation games that are driving our gaming operations business. Now that we have the approvals for Bluebird as well as our high profile new participation games, our goal is to fully regain our participation market share by the end of fiscal 2005."

WMS Industries Inc. is hosting a conference call and web cast at 4:30 p.m. EDT today, Monday, August 9, 2004. The conference call numbers are 212/271-4577 or 415/537-1951. To access the live call on the Internet, log on to www.wmsgaming.com. (select "Company Info," then "Investor Relations"). Following its completion, a replay of the call can be accessed for sixty days on the Internet via www.wmsgaming.com.

MONOPOLY is a trademark of Hasbro Inc.(C)2004 Hasbro. Used with permission. All rights reserved. MEN IN BLACK(TM)&(C)2004 Columbia Pictures Industries, Inc. All rights reserved. CPU-NXT, Bluebird, and Once Around Deluxe are trademarks of WMS Gaming Inc. All rights reserved.

                                     -more-

                                                                    Exhibit 99.1

WMS Industries Inc., 8/9/04                                               page 6

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as "may, " "will," "should," "expect," "anticipate," "seek," "believe," "estimate," and "intend," among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that, the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include
(1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a software anomaly or fraudulent manipulation of our gaming machines and software, (5) a failure to obtain the right to use, or an inability to adapt to the rapid development of new technologies and (6) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under "Item 1. Business - Risk Factors" in our Annual Report on Form 10-K for the year ended June 30, 2003. We make no commitment to update any forward-looking statements, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our recent Form 10-Q and 8-K reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture and sale and lease of gaming machines and video lottery terminals, or VLTs.

                                 -tables follow-

                                                                    Exhibit 99.1

WMS Industries Inc., 8/9/04                                               page 7

                               WMS INDUSTRIES INC.
                      Consolidated Statement of Operations
                    (in thousands, except per share amounts)


                                                      Three Months Ended           Year Ended
                                                           June 30,                 June 30,
                                                   ----------------------    ----------------------
                                                     2004         2003         2004         2003
                                                   ---------    ---------    ---------    ---------
Revenues:                                         (Unaudited)  (Unaudited)
  Product Sales                                    $  47,544    $  28,639    $ 145,927    $  85,721
  Gaming Operations                                   20,590       22,270       84,238       93,005
                                                   ---------    ---------    ---------    ---------
    Total Revenues                                    68,134       50,909      230,165      178,726
                                                   ---------    ---------    ---------    ---------

Costs and Expenses:
  Cost of Product Sales                               28,400       16,979       87,399       52,108
  Cost of Gaming Operations                            3,509        6,792       15,289       21,026
  Research and Development                            12,460       10,961       44,799       40,300
  Selling and Administrative                          15,720       19,773       57,576       56,225
  Depreciation and Amortization                        7,871        5,973       26,881       26,677
                                                   ---------    ---------    ---------    ---------
    Total Costs and Expenses                          67,960       60,478      231,944      196,336
                                                   ---------    ---------    ---------    ---------


Operating Income (Loss)                                  174       (9,569)      (1,779)     (17,610)
Interest and Other (Expense), Net                       (358)      (3,134)      (1,254)      (1,310)
                                                   ---------    ---------    ---------    ---------

Loss Before Income Taxes                                (184)     (12,703)      (3,033)     (18,920)
Benefit for Income Taxes                               1,080        7,541        2,150       10,633
                                                   ---------    ---------    ---------    ---------

Net Income (Loss)                                  $     896    $  (5,162)   $    (883)   $  (8,287)
                                                   =========    =========    =========    =========

Basic Income (Loss) Per Share of Common Stock      $    0.03    $   (0.17)   $   (0.03)   $   (0.27)
                                                   =========    =========    =========    =========

Diluted Income (Loss) Per Share of Common Stock:   $    0.03    $   (0.17)   $   (0.03)   $   (0.27)
                                                   =========    =========    =========    =========


Average Number of Shares Outstanding
  Basic                                               30,129       29,775       29,712       30,382
                                                   =========    =========    =========    =========
  Diluted                                             31,196       29,775       29,712       30,382
                                                   =========    =========    =========    =========


                          -balance sheet data follows-

                                                                    Exhibit 99.1

WMS Industries Inc., 8/9/04                                               page 8


                               WMS Industries Inc.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                              June 30, 2004    June 30, 2003
                                              -------------    -------------
Assets
Cash and Short-Term Investments, Including
   $470 and $2,326 of Restricted Amounts
   for Progressive Jackpots, Respectively       $ 116,143        $ 160,307
Receivables, net                                   70,287           37,106
Inventories                                        65,413           29,806
Other Current Assets                               26,114           23,488
                                                ---------        ---------
       Total Current Assets                       277,957          250,707
                                                ---------        ---------

Gaming Operations Machines, net                    24,935           27,590
Property, Plant and Equipment, net                 53,664           50,213
Other Assets                                       38,366           22,466
                                                ---------        ---------

Total Assets                                    $ 394,922        $ 350,976
                                                =========        =========

Liabilities and Stockholders' Equity
Accounts Payable                                $  17,049        $  10,717
Accrued Liabilities                                23,390           19,074
                                                ---------        ---------
    Total Current Liabilities                      40,439           29,791
                                                ---------        ---------

2.75% Convertible Subordinated Notes Due 2010     115,000          100,000

Stockholders' Equity:
   Common Stock                                    16,183           16,179
   Additional Paid-in Capital                     206,750          197,009
   Retained Earnings                               43,075           43,958
   Unearned Restricted Stock                       (1,292)            (298)
   Accumulated Other Comprehensive Income           1,009            1,107
   Treasury Stock                                 (26,242)         (36,770)
                                                ---------        ---------
       Total Stockholders' Equity                 239,483          221,185
                                                ---------        ---------

Total Liabilities and Stockholders' Equity      $ 394,922        $ 350,976
                                                =========        =========


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